UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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SOTHEBY’S

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1334 YORK AVENUE

NEW YORK, NEW YORK 10021

SUPPLEMENT TO PROXY STATEMENT FOR

2014 ANNUAL MEETING OF STOCKHOLDERS

To Be Reconvened on May 29, 2014 at 11:00 a.m., Eastern time,

at 1334 York Avenue, New York, New York 10021

Dear Stockholder:

On May 4, 2014, Sotheby’s (the “Company” or “Sotheby’s”) and Third Point LLC, Daniel S. Loeb, Olivier Reza and Harry J. Wilson (the foregoing individuals, together, the “Third Point Nominees”), and other entities affiliated with Third Point LLC (collectively, “Third Point”), entered into a support agreement (the “Support Agreement”) regarding the previously pending proxy contest pertaining to the election of directors to the Company’s Board of Directors (the “Board”) at the Company’s 2014 annual meeting of stockholders (the “Annual Meeting”). Pursuant to the terms of the Support Agreement, all of the nominees recommended by each of Sotheby’s and Third Point will be included in Sotheby’s slate of director nominees. Accordingly, the size of the Board has been expanded to fifteen (15) members and Sotheby’s combined slate of director nominees submitted for election at the Annual Meeting is as follows: John M. Angelo, Jessica M. Bibliowicz, Kevin C. Conroy, Domenico De Sole, The Duke of Devonshire, Daniel S. Loeb, Daniel Meyer, Allen Questrom, Olivier Reza, William F. Ruprecht, Marsha E. Simms, Robert Taubman, Diana L. Taylor, Dennis M. Weibling and Harry J. Wilson. Third Point has withdrawn its nomination of the Third Point Nominees, discontinued its separate solicitation activities with respect to the Annual Meeting, and agreed to vote in favor of the Company’s combined slate of director nominees.

In addition, as contemplated by the Support Agreement, the Annual Meeting, which was originally scheduled for May 6, 2014, has been adjourned, prior to conducting any business, until May 29, 2014, to provide stockholders with additional time to vote their shares of Sotheby’s common stock and review the disclosures contained in the accompanying supplement (the “Supplement”) to the Company’s proxy statement dated March 24, 2014, as amended on May 2, 2014.

The Board unanimously recommends that you vote on the enclosed new proxy card FOR the election of each of the Board’s fifteen (15) nominees to serve as directors until the 2015 Annual Meeting of Stockholders and until their successors are duly elected and qualified. The proxy card enclosed with the Supplement differs from the GREEN proxy card previously furnished by the Company in that it includes the Third Point Nominees in addition to the Company’s original twelve (12) director nominees, for a total of fifteen (15) director nominees.

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the Annual Meeting, you are urged to sign, date and promptly return the new proxy card in the envelope provided, or vote via the Internet or by telephone following the instructions on the proxy card, so that your shares can be voted at the Annual Meeting in accordance with your instructions. THE ORIGINAL GREEN AND WHITE PROXY CARDS ARE NO LONGER VALID AND WILL NOT BE VOTED AT THE ANNUAL MEETING. For specific instructions on voting, please refer to the instructions on the enclosed new proxy card or voting instruction form.

If you have any questions or require any assistance with voting your shares, please contact the Company’s proxy solicitor listed below:

MORROW & CO., LLC

470 West Avenue

Stamford, CT 06902

(203)-658-9400

or

Call toll free at 1-(800)-279-6413

We look forward to your participation.

Sincerely,

William F. Ruprecht
Chairman, President and Chief Executive Officer

SUPPLEMENT TO PROXY STATEMENT

FOR 2014 ANNUAL MEETING OF STOCKHOLDERS

To Be Reconvened on May 29, 2014 at 11:00 a.m., Eastern time,

at 1334 York Avenue, New York, New York 10021

This supplement (this “Supplement”) supplements the proxy statement dated March 24, 2014, as amended on May 2, 2014 (the “Proxy Statement”) of Sotheby’s (the “Company” or “Sotheby’s”) furnished to holders of the Company’s common stock in connection with the solicitation of proxies on behalf of the Company’s Board of Directors (the “Board”) for use at the 2014 Annual Meeting of Stockholders (including any adjournments or postponements thereof, the “Annual Meeting”) to be reconvened on May 29, 2014. The location of the Annual Meeting will be the Company’s offices located at 1334 York Avenue, New York, New York 10021, and the meeting will reconvene at 11:00 a.m., Eastern time. The Annual Meeting was initially convened on May 6, 2014, at 11:00 a.m., Eastern time, and was adjourned prior to the conducting of any business to provide stockholders with additional time to vote their shares of Sotheby’s common stock and review the disclosures contained in this Supplement. The record date for the determination of the stockholders who are entitled to notice of and to vote at the Annual Meeting is March 12, 2014, which is the same record date specified in the Proxy Statement. The Notice of Annual Meeting of Stockholders, the Proxy Statement, the Notice of Internet Availability of Proxy Materials, and the 2013 Annual Report to Stockholders were first made available on or about March 24, 2014 to all stockholders entitled to vote at the Annual Meeting. Except as described in this Supplement, the information provided in the Proxy Statement continues to apply and should be considered in voting your shares. To the extent that information in this Supplement differs from or updates information contained in the Proxy Statement, the information in this Supplement is more current. This Supplement, which should be read in conjunction with the Proxy Statement, is first being mailed to stockholders on or about May 8, 2014.

STOCKHOLDERS ARE ENCOURAGED TO SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED NEW PROXY CARD TO ENSURE THAT YOUR SHARES ARE VOTED FOR THE COMPANY’S COMBINED SLATE OF NOMINEES. THE ORIGINAL GREEN AND WHITE PROXY CARDS ARE NO LONGER VALID AND WILL NOT BE VOTED AT THE ANNUAL MEETING.

COMBINED SLATE OF NOMINEES FOR ELECTION; TERMINATION OF THIRD POINT SOLICITATION

On May 4, 2014, the Company, entered into a support agreement (the “Support Agreement”) with Third Point LLC, Daniel S. Loeb, Olivier Reza and Harry J. Wilson (the “Third Point Nominees”), and other entities affiliated with Third Point LLC (collectively, “Third Point”), for the purpose of, among other things, resolving the pending proxy contest.

Pursuant to the terms of the Support Agreement, the Company agreed to expand the size of the Board by three (3) to fifteen (15) total members, effective as of the date of the Support Agreement, and appointed each of the Third Point Nominees to the Board to fill the resulting vacancies, effective as of the date of the Support Agreement. The Company also agreed to nominate each of the Third Point Nominees for election to the Board at the Annual Meeting in addition to the Company’s original nominees – John M. Angelo, Jessica M. Bibliowicz, Kevin C. Conroy, Domenico De Sole, The Duke of Devonshire, Daniel Meyer, Allen Questrom, William F. Ruprecht, Marsha E. Simms, Robert Taubman, Diana L. Taylor and Dennis M. Weibling– for a combined Company slate of fifteen (15) director nominees. Third Point has withdrawn its separate nomination of the Third Point Nominees and has agreed to vote in favor of the Company’s combined slate of director nominees.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF ALL FIFTEEN (15) OF THE COMBINED SLATE OF NOMINEES.

For further information regarding the Support Agreement, please see the summary set forth below under the section entitled “Summary of the Support Agreement.”

RECORD DATE, PROPOSALS AND VOTING MATTERS

Stockholders of record of the Company’s common stock, par value $0.01 per share, as of the close of business on March 12, 2014 (the “Record Date”) will be entitled to vote at the Annual Meeting. At the close of business on the Record Date, 69,014,860 shares of the Company’s common stock, sometimes referred to in this Supplement as “shares,” were outstanding. Each share is entitled to one vote.

The presence, in person or by proxy, of the majority of the shares entitled to vote at the Annual Meeting, constitutes a quorum for the Annual Meeting. Abstentions and broker non-votes, if any, will be counted for the purpose of determining the existence of a quorum. A broker non-vote occurs when a beneficial owner of shares held by a broker, bank or other nominee fails to provide the record holder with specific instructions concerning how to vote on any “non-routine” matters brought to a vote at a stockholders meeting. Under the rules of the New York Stock Exchange governing brokers’ discretionary authority, because Third Point is no longer providing separate proxy materials to brokers, brokers are expected to be entitled to vote shares held for a beneficial owner on “routine” matters without instructions from the beneficial owner of those shares, such as the ratification of the appointment of the independent auditor (Proposal 2). However, absent instructions from the beneficial owner of such shares, a broker is not entitled to vote shares held for a beneficial owner on “non-routine” matters, such as the election of directors (Proposal 1) and the vote, on an advisory basis, of the compensation of the Company’s named executive officers (Proposal 3).

Proposal 1 – Election of Fifteen (15) Director Nominees to Serve on the Board

For Proposal 1, because the election of directors was determined to be a “contested election” through the time the Company first mailed the Proxy Statement, under the Company’s bylaws, directors will be elected on a plurality basis such that the fifteen (15) director nominees who receive the highest number of FOR votes will be elected as directors of the Company at the Annual Meeting. A properly executed proxy card marked WITHHOLD with respect to the election of a director nominee will be counted for purposes of determining if there is a quorum at the Annual Meeting but will not be considered to have been voted for or against the director nominee. Broker non-votes will have no effect on the outcome of the election of directors.

Proposal 2 – Ratification of the Appointment of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm

For Proposal 2, the affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to vote is required to approve the ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014. Abstentions will have the same effect as a vote against this proposal and because brokers are expected to be entitled to vote shares held for a beneficial owner on this “routine” proposal, broker non-votes are not expected to exist in connection with this proposal. While the result of the vote on Proposal 2 is not binding on the Company, the Board will consider the outcome of the vote on this proposal in making future determinations regarding its independent registered public accounting firm.

Proposal 3 – Approval, on an Advisory Basis, of the Compensation of the Company’s Named Executive Officers

For Proposal 3, the affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to vote is required to approve, on an advisory basis, the compensation of the Company’s named executive officers.

Abstentions will have the same effect as a vote against these proposals and broker non-votes will have no effect. While the result of the vote on Proposal 3 is not binding on the Company, the Board will consider the outcome of the vote on this proposal in making future determinations regarding the compensation of the Company’s named executive officers.

Board Recommendation

The Board unanimously recommends that you vote your shares on your new proxy card as follows:

•	FOR the election of the Board’s fifteen (15) director nominees as set forth herein and as listed on the Company’s proxy card;

•	FOR the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014; and

•	FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers.

THE BOARD URGES STOCKHOLDERS TO SIGN, DATE AND RETURN THE ENCLOSED NEW PROXY CARD PROMPTLY, OR VOTE VIA THE INTERNET OR BY TELEPHONE BY FOLLOWING THE INSTRUCTIONS ON THE PROXY CARD. IF A STOCKHOLDER DOES NOT RETURN THE ENCLOSED NEW PROXY CARD (WHICH CONTAINS THE NAMES OF ALL FIFTEEN (15) DIRECTOR NOMINEES), THAT STOCKHOLDER’S SHARES CANNOT BE COUNTED AS PRESENT OR VOTING AT THE ANNUAL MEETING, WHETHER OR NOT THE STOCKHOLDER PREVIOUSLY RETURNED A GREEN OR WHITE PROXY CARD. THE ORIGINAL GREEN AND WHITE PROXY CARDS ARE NO LONGER VALID AND WILL NOT BE VOTED AT THE ANNUAL MEETING.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table lists information regarding the beneficial ownership of the Company’s common stock as of May 2, 2014, the most recent practicable date for the calculation of the ownership table with respect to the Annual Meeting, by:

•	each director and director nominee of the Company;

•	each Named Executive Officer (“NEO”) of the Company;

•	all current executive officers and directors of the Company as a group; and

•	each stockholder known by the Company to be the beneficial owner of more than 5% of the outstanding shares of the Company’s common stock.

In preparing the table, the Company has relied upon information supplied by such persons and their affiliates and upon information contained in Schedules 13D and 13G filed with the SEC, including any amendments to those Schedules.

	Common Stock
Directors, Director Nominees, Executive Officers and 5% Stockholders	Number of Shares		Percent of Class
John M. Angelo	142,438	(1)	*
Angelo, Gordon & Co
245 Park Avenue
New York, New York 10167

Jessica M. Bibliowicz	0		*
Bridge Growth Partners
c/o Willkie Farr Gallagher
787 7th Avenue, 34th Floor
New York, New York 10019

BlackRock Inc.	5,565,858		8.1%
40 East 52nd Street
New York, New York 10022

Kevin Ching	40,564	(2)	*
Sotheby’s
Suite 3101-6 One Pacific Place
88 Queensway
Hong Kong

Kevin C. Conroy	0		*
Univision Communications, Inc.
605 Third Avenue
New York, New York 10158

Domenico De Sole	4,738	(3)	*
Tom Ford International
595 Madison Avenue, 18th Floor
New York, New York 10022

Steven B. Dodge	27,193		*
Windover Development, LLC
3 Elm Street
Manchester, Massachusetts 01944

	Common Stock
Directors, Director Nominees, Executive Officers and 5% Stockholders	Number of Shares		Percent of Class
Duke of Devonshire	59,766	(4)	*
Sotheby’s
34-35 New Bond Street
London, W1 2AA England

Marcato Capital Management LLC	4,562,991		6.62%
One Montgomery Street, Suite 3250
San Francisco, California 94104

Daniel S. Loeb	6,650,000	(5)	9.65%
Third Point LLC
390 Park Avenue, 18th Floor
New York, New York 10022

Patrick S. McClymont	2,000	(6)	*
Sotheby’s
1334 York Avenue
New York, New York 10021

Daniel Meyer	6,721	(7)	*
Union Square Hospitality Group
24 Union Square East
New York, New York 10003

Morgan Stanley	3,652,039		5.30%
1585 Broadway
New York, New York 10036

Allen Questrom	22,130	(8)	*
Sotheby’s
1334 York Avenue
New York, New York 10021

Olivier Reza	10,000		*
Myro Capital L.L.C.
654 Madison Avenue, Suite 1909
New York, New York 10065

William F. Ruprecht	194,272	(9)	*
Sotheby’s
1334 York Avenue
New York, New York 10021

William S. Sheridan	2,000	(10)	*
c/o Sotheby’s
1334 York Avenue
New York, New York 10021

Marsha E. Simms	6,721	(11)	*
Weil Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153

Michael I. Sovern	26,705		*
Sotheby’s
1334 York Avenue
New York, New York 10021

	Common Stock
Directors, Director Nominees, Executive Officers and 5% Stockholders	Number of Shares		Percent of Class
Robert S. Taubman	49,798	(12)	*
Taubman Centers, Inc.
200 East Long Lake Road
Bloomfield Hills, Michigan 48304

Diana L. Taylor	18,438	(13)	*
Wolfensohn & Co.
1350 Avenue of the Americas
29th Floor
New York, New York 10019

Third Point LLC	6,650,000	(14)	9.65%
390 Park Avenue, 18th Floor
New York, New York 10022

The Vanguard Group, Inc.	4,078,090		5.92%
100 Vanguard Blvd.
Malvern, Pennsylvania 19355

Bruno Vinciguerra	34,450	(15)	*
Sotheby’s
1334 York Avenue
New York, New York 10021

Dennis M. Weibling	43,745	(16)	*
Rally Capital, LLC
2365 Carillon Point
Kirkland, Washington 98033

Harry J. Wilson	20,000		*
MAEVA Group, LLC
7 Renaissance Square, 3rd Floor
White Plains, New York 10601

Mitchell Zuckerman	12,692	(17)	*
Sotheby’s
1334 York Avenue
New York, New York 10021

Directors and Executive Officers as a Group	8,014,080		11.60%

*	Represents less than 1%.
(1)	Consists of 117,200 shares of common stock owned by Mr. Angelo as well as 15,305 deferred stock units (“Deferred Stock Units”) and 2,132.95 dividend equivalent rights (“Dividend Equivalent Rights”) issued with respect to the Deferred Stock Units owned by him; and 7,800 shares of common stock owned by his wife.
(2)	Consists of 40,564 shares of common stock owned by Mr. Ching. Excludes 30,709 unvested PSUs and 5,088 unvested RSUs.
(3)	Consists of 4,000 shares of common stock owned by Mr. De Sole as well as 706 Deferred Stock Units and 31.74 Dividend Equivalent Rights issued with respect to the Deferred Stock Units owned by Mr. De Sole.
(4)	Consists of 19,005 shares of common stock owned by the Duke of Devonshire as well as 34,289 Deferred Stock Units and 6,471.80 Dividend Equivalent Rights issued with respect to the Deferred Stock Units owned by him.

(5)	Mr. Loeb is the managing member of Third Point LLC and controls Third Point LLC’s business activities. Third Point LLC is the investment manager or adviser to a variety of funds and managed accounts, including certain funds invested in the Company. As such, Mr. Loeb may be deemed the beneficial owner of the shares held for the account of such funds.
(6)	Consists of 2,000 shares of common stock owned by Mr. McClymont. Excludes 13,459 unvested PSUs and 8,973 unvested RSUs.
(7)	Consists of 6,069 Deferred Stock Units and 652.38 Dividend Equivalent Rights issued with respect to the Deferred Stock Units owned by Mr. Meyer.
(8)	Consists of 19,134 Deferred Stock Units and 2,995.69 Dividend Equivalent Rights issued with respect to the Deferred Stock Units owned by Mr. Questrom.
(9)	Consists of 194,272 shares of common stock owned by Mr. Ruprecht. Excludes 267,392 PSUs.
(10)	Consists of 2,000 shares of common stock owned by Mr. Sheridan. Excludes 25,833 unvested PSUs.
(11)	Consists of 6,069 Deferred Stock Units and 652.38 Dividend Equivalent Rights issued with respect to the Deferred Stock Units owned by Ms. Simms.
(12)	Consists of 12,821 shares of common stock owned by Mr. Taubman’s grantor trust; 29,204 Deferred Stock Units and 5,273.39 Dividend Equivalent Rights owned by him; 1,500 shares of common stock for which Mr. Taubman is the custodian for the benefit of his three minor children; 1,000 shares of common stock, which his wife owns.
(13)	Consists of 1,000 shares of common stock owned by Ms. Taylor as well as 15,305 Deferred Stock Units and 2,132.95 Dividend Equivalent Rights issued with respect to the Deferred Stock Units owned by her.
(14)	Third Point LLC is the investment manager or adviser to a variety of funds, including certain funds invested in the Company. As such, Third Point LLC may be deemed the beneficial owner of the shares held for the account of such funds.
(15)	Consists of 34,450 shares of common stock owned by Mr. Vinciguerra. Excludes 55,128 unvested PSUs and 7,914 unvested RSUs.
(16)	Consists of 16,372 Deferred Stock Units and 2,373.47 Dividend Equivalent Rights issued with respect to the Deferred Stock Units owned by Mr. Weibling as well as 15,000 shares held in an IRA and 10,000 shares of common stock owned by Eagles Wings LLC, over which Mr. Weibling has sole voting and dispositive power as managing member. In prior years, this footnote has erroneously stated that the shares owned by Eagles Wings LLC were pledged.
(17)	Consists of 12,692 shares of common stock owned by Mr. Zuckerman. Excludes 18,412 unvested PSUs and 3,372 unvested RSUs.

PROPOSAL 1—ELECTION OF DIRECTORS

The Company’s nominees for election to the Board of Directors have changed and the combined slate of director nominees are set forth below.

At the Annual Meeting, fifteen (15) directors are to be elected, each to serve until the 2015 Annual Meeting of Stockholders or until his or her successor has been elected or qualified, or earlier upon such director’s death, resignation or removal. Each of the persons nominated has consented to serving as a nominee, being named in this Supplement to the Proxy Statement, and serving as a director if elected. Although the Board has no reason to believe that any of the nominees will be unable to serve as a director, if any nominee becomes unable or unwilling to serve for good cause, it is intended that the shares represented by the proxy, if given and unless otherwise specified therein, will be voted FOR the remaining nominees and substitute nominee or nominees designated by the Board.

John M. Angelo

Mr. Angelo became a director of the Company in April 2007. Since 1988, he has served as the CEO of Angelo, Gordon & Company, a privately held registered investment advisor dedicated to alternative investing, of which he is a co-founder and for which he oversees all fund management. Between 1970 and 1988, Mr. Angelo served in a number of positions with L.F. Rothschild & Company, the last of which was as Senior Managing Director and a member of its Board of Directors.

Qualifications, Attributes and Skills

Mr. Angelo’s qualifications for service on the Board include (i) extensive finance and capital markets expertise; (ii) significant corporate management experience as co-founder and Chief Executive Officer of a company managing approximately $25 billion in assets; (iii) strong alternative investment strategies background providing valuable insight about art as an investment; (iv) relationships with buyers and sellers of art; and (v) experience as a committed art collector.

Jessica M. Bibliowicz

Since September 2013, Ms. Bibliowicz has served as senior advisor of Bridge Growth Partners, a private equity firm focusing on investments in the technology and financial services sectors. From April 1999 to May 2013, she served as Chief Executive Officer of National Financial Partners Corporation (“NFP”), a publicly traded company, and as Chairman of the Board from June 2003 until July 2013, when a private equity sponsor acquired the company. Ms. Bibliowicz was the President of NFP from April 1999 to April 2012. Before joining NFP, she served as President of John A. Levin & Co., a registered investment advisor, and as Executive Vice President and Head of Smith Barney Mutual Funds. Ms. Bibliowicz currently serves on the board of directors of Realogy (since 2013), a publicly traded global leader in real estate franchising, and The Asia Pacific Fund, Inc. (since 2006), a diversified closed-end fund. She is also a member of the Board of Trustees of Cornell University, the Board of Overseers of Weill Medical College and Graduate School of Medical Sciences of Cornell University, the Board of Directors of Lincoln Center Theatre, and the Board of Directors of Jazz at Lincoln Center.

Qualifications, Attributes and Skills

The qualifications of Ms. Bibliowicz for service on the Board include: (i) serving as Chief Executive Officer of a public financial services company for many years; (ii) several present and past directorships on public company boards; and (iii) extensive finance and banking experience.

Kevin C. Conroy

Mr. Conroy serves as President, Digital and Enterprise Development, Univision Communications, Inc., the leading media company serving Hispanic America. From 2001 to 2008, he served in a variety of senior programming, product and marketing roles at AOL LLC (a global Web services company), most recently as AOL’s Executive Vice President of Global Products and Marketing. From 1995 to 2001, Mr. Conroy served in a number of roles with Bertelsmann AG (a transnational media corporation), including as Chief Marketing Officer & President, New Technology, BMG Entertainment. Since 2011, he has also served as a director of Newell Rubbermaid Inc., a global marketer of consumer and commercial goods.

Qualifications, Attributes and Skills

Mr. Conroy’s qualifications for serving on the Board include (i) senior leadership positions with a global public company focused on digital, advertising and media development, each of which are areas of ongoing importance to the Company; (ii) public company board service with a major global consumer products company; (iii) in-depth international management experience; (iv) extensive background in managing popular global Web brands, including AOL, AIM, Netscape and Moviefone; and (v) recognition as one of the most accomplished executives in the consumer internet and online media business, with a focus on developing new growth opportunities and building partnerships in the technology space.

Domenico De Sole

Mr. De Sole became a director of the Company in December 2013 and assumed the role of Lead Independent Director on December 13, 2013. He is co-founder and has served as Chairman of luxury retailer Tom Ford International since 2005 and was President and CEO of Gucci Group N.V. from 1994 to 2004. From 1984 to 1994, Mr. De Sole served as CEO of Gucci America. He is currently a director of Newell Rubbermaid Inc., a global marketer of consumer and commercial goods (since 2007), Gap, Inc. (since 2004) and Ermenegildo Zegna, a privately held high-end luxury manufacturer and retailer. Mr. De Sole also serves as the Vice President of the Board of Trustees of the Aspen Art Museum and is a member of the Dean’s Advisory Board of Harvard Law School. He is a former director of The Procter & Gamble Company, Bausch & Lomb Incorporated, Delta Air Lines, Inc., luxury apparel manufacturer and marketer Labelux SA and Telecom Italia S.p.A.

Qualifications, Attributes and Skills

Mr. De Sole’s qualifications for serving on the Board include (i) numerous leadership positions with global, high-end luxury branded businesses in key markets Sotheby’s has targeted for growth, including Asia and Europe; (ii) significant global public company management and director experience over many years, including developing strategies and initiatives to support the financing, capital allocation, growth and relationship needs of those businesses; (iii) strong familiarity with the art and collectibles business as a longtime contemporary art and wine collector; (iv) significant legal experience; and (v) deep and enduring global relationships in the high-end fashion, luxury goods category.

The Duke of Devonshire

The Duke of Devonshire KCVO, CBE, formerly Marquess of Hartington, became a director of the Company in September 1994, and assumed the role of Deputy Chairman of the Company in April 1996. In March 2008, he was appointed Chancellor of the University of Derby, England. In 2007, the Duke became a Trustee of the Wallace Collection, a major London fine arts museum and a Trustee of the Storm King Arts Center in New York. Since October 2012, he has served as a Trustee of Derby Museums and, from 2006 to October 2012, he served as a Trustee of the Sheffield Galleries & Museums Trust. The Duke of Devonshire assists in the management of family estates in England and Ireland, as well as The Devonshire Hotels and Restaurants Group, which operates several highly rated hotels in England, including a well-known luxury hotel. He also oversees the Devonshire Collection, a world-renowned private art collection based at Chatsworth. Under his direction, visitor numbers at Chatsworth have increased to over 700,000 paying visitors annually—Chatsworth was the fastest growing of Britain’s Top 20 paid-for attractions in 2011.

Qualifications, Attributes and Skills

The Duke of Devonshire’s qualifications for service on the Board include (i) service as a trustee of numerous museums and arts organizations, such as the Wallace Collection and the Sheffield Galleries & Museums Trust; (ii) experience as a collector of important and historic works of art; and (iii) his role in administering high profile organizations with a strong client-care element, including the Ascot Racecourse and Chatsworth.

Daniel S. Loeb

Mr. Loeb became a director of the Company in May 2014 pursuant to the Support Agreement. Mr. Loeb is the Chief Executive Officer of Third Point LLC, a New York-based investment management firm he founded in 1995. Third Point employs an event-driven approach to investing in securities across the globe. Before founding Third Point, Mr. Loeb was Vice President of high yield sales at Citigroup and a Senior Vice President in the distressed debt department at Jefferies & Co. From May 2012 until July 2013, Mr. Loeb was a member of the board of directors of Yahoo! Inc. He is a Trustee of the United States Olympic Foundation, Mount Sinai Hospital, the Manhattan Institute, Prep for Prep, and the Museum of Contemporary Art, Los Angeles. He is the Chairman of the Board of Success Academies Charter Schools. He is also a member of the Council on Foreign Relations and the American Enterprise Institute’s National Council. Mr. Loeb graduated with an A.B. in Economics from Columbia University in 1983.

Qualifications, Attributes and Skills

Mr. Loeb’s qualifications for serving on the Board include (i) finance and investment management expertise; (ii) experience evaluating and interacting with public companies; and (iii) an appreciation and understanding of art as a recognized leading art collector.

Daniel Meyer

Mr. Meyer became a director of the Company in May 2011 and is the CEO of Union Square Hospitality Group, or USHG, a company he founded in 1985. USHG owns and operates a number of restaurants including Union Square Cafe, Gramercy Tavern, Blue Smoke, Shake Shack, The Modern, Maialino, Untitled, and North End Grill, which have earned accolades in the Michelin Guide, The New York Times and Zagat Surveys. Since 2013, he has served as a director of The Container Store Group, Inc., a public company that is a storage and organization specialty retailer and, since 2000, as a director of OpenTable.com, a public company in the business of online restaurant reservations. Mr. Meyer is currently a member of the board of directors of the following not-for-profit organizations: Share Our Strength, Madison Square Park Conservancy and the Irving Harris Foundation. He is also a member of the executive committees of Union Square Partnership and NYC & Co.

Qualifications, Attributes and Skills

Mr. Meyer’s qualifications for service on the Board include (i) long-term business and entrepreneurial experience, including financing, building, marketing and growing well-known, trusted and respected luxury consumer brands; (ii) strong connections and name recognition in the critical New York market; (iii) being a leading expert in hospitality, client service and the development of an employee service culture; and (iv) service as a director of public companies and on several non-profit boards.

Allen Questrom

Mr. Questrom became a director of the Company in December 2004. Currently, Mr. Questrom is a director of The Men’s Wearhouse (since 2013), a Senior Advisor for Lee Equity Partners and a member of the Board of Advisors of the Glazer Family of Companies. He is also a director of Garden Ridge (since 2012), a home and garden retail chain and is on the Board of Advisors of the Robin Report, a knowledge-based information and consulting business providing insight into various consumer products industries and a Trustee of Boston University. From 2000 to December 2004, he was the Chairman and CEO of J.C. Penney Company. Between May 1999 and January 2001, Mr. Questrom served as Chairman of the Board of Barneys New York, Inc., a fashion retailer and between May 1999 and September 2000, as CEO and President of that company. Previously, he was Chairman and CEO of Neiman Marcus and also served as Chairman and CEO of Federated Department Stores, Inc. (now Macy’s) from February 1990 through May 1997. Mr. Questrom retired as a director of Footlocker, Inc. in 2013 and served until 2010 as a director of Wal-Mart Stores, Inc. and as non-executive Chairman of Deb Shops, Inc.

Qualifications, Attributes and Skills

Mr. Questrom’s qualifications for service on the Board include (i) extensive marketing and retailing experience; (ii) experience growing global luxury and consumer brands; (iii) service on a number of major public company boards; and (iv) significant financial skills with extensive audit committee experience.

Olivier Reza

Mr. Reza became a director of the Company in May 2014 pursuant to the Support Agreement. Mr. Reza is the Founder and Managing Partner of Myro Capital, LLC, which provides management and financial advisory services to family members and associated entities. Since 2009, Mr. Reza has served as President of Reza Gem SAS, a private French company that is associated with Alexandre Reza’s jewelry business. The Reza jewelry collection is considered one of the most important collections of rare gems and jewelry in the world. Previously, Mr. Reza served as Managing Director in the Mergers and Acquisitions group at Lazard Freres & Co LLC in New York, where he spent ten years working on transactions in a wide range of industries.

Qualifications, Attributes and Skills

Mr. Reza’s qualifications for serving on the Board include (i) broad finance and transactional experience as an investment banker; (ii) managing and leading an international jewelry company; (iii) extensive auction and private sales experience as a collector and jewelry buyer and consignee; (iv) expertise in cultivating relationships with luxury customers and trade customers/suppliers.

William F. Ruprecht

Mr. Ruprecht became a director and the President and CEO of the Company in February 2000 and was elected Chairman of the Board of the Company in December 2012. He previously served as Executive Vice President of the Company and Managing Director of Sotheby’s North and South America from February 1994 until February 2000. From 1992 to February 1994, he served as Director of Marketing for the Company worldwide and also oversaw a number of specialist departments. From 1986 to 1992, Mr. Ruprecht served as Director of Marketing for Sotheby’s, Inc. In March 2012, he was elected to the Board of Directors of The Bessemer Group, Incorporated, a private bank holding company, as well as to the boards of its principal U.S. bank and trust company subsidiaries, Bessemer Trust Company, Bessemer Trust Company, N.A., and Bessemer Trust Company of Florida. In 2008, Mr. Ruprecht became a Trustee of the University of Vermont and, in 2012, the Foundation of the University of Vermont. From 2007 to 2009, he served as a Trustee of The Historical Society of the Town of Greenwich, Connecticut.

Qualifications, Attributes and Skills

Mr. Ruprecht’s qualifications for service on the Board include (i) over 32 years of experience in the art auction business; (ii) over 14 years’ service as CEO of the Company; (iii) his strategic understanding of the Company’s clients and what drives their loyalty to the firm; and (iv) invaluable institutional memory resulting from his longtime service with the Company in many roles.

Marsha E. Simms

Ms. Simms became a director of the Company in May 2011, having served as a partner of the international law firm Weil, Gotshal & Manges LLP until her retirement in 2010. She practiced in the firm’s Corporate Department, primarily in bank finance and corporate debt restructuring and has over 30 years’ experience negotiating financings and restructurings for major corporations, including for the Company. Ms. Simms was recognized as a leading lawyer in the banking and finance field by Chambers Global and Chambers USA and was named as one of America’s Top Black Lawyers by Black Enterprise Magazine. She served as the Content Officer for the Business Law Section of the American Bar Association in 2011 and was the recipient of the 2010 Jean Allard Glass Cutter Award, given by the Business Law Section to a woman who has cut through barriers to attain high accomplishment in business law. She is a trustee of the Rockefeller Brothers Fund, a philanthropic organization, where she chairs the audit committee and is a member of the executive committee and a life trustee of WNET, New York’s public television station, where she chaired the audit committee and is a member of the education committee. Ms. Simms is also a member of the Council (board of directors) of the American Law Institute.

Qualifications, Attributes and Skills

Ms. Simms’s qualifications for service on the Board include (i) substantial legal and financial skills, including finance and debt restructuring; (ii) knowledge of the Company’s business and finances as a result of her representation of the Company in numerous corporate finance transactions; and (iii) governance background attained from service on non-profit boards and committees.

Robert S. Taubman

Mr. Taubman became a director of the Company in August 2000. He is Chairman, President and CEO of Taubman Centers, Inc. Mr. Taubman joined the Taubman organization in 1976, was elected Executive Vice President in 1984, Chief Operating Officer in 1988, President and CEO in 1990 and Chairman in 2001. He has headed Taubman Centers and served on its Board of Directors since the company’s initial public offering in 1992. Mr. Taubman is a member of the board of directors of Comerica Incorporated. He is Chairman of the Real Estate Roundtable in Washington, D.C., a trustee of the Urban Land Institute (ULI) and serves on the Board of Governors of the National Association of Real Estate Investment Trusts (NAREIT). He is on the Board of Directors of Business Leaders of Michigan. Mr. Taubman is the founding chairman of ULI’s Detroit Regional District Council and a member and past trustee of the International Council of Shopping Centers. Mr. Taubman serves as a member of the Board of Directors of Beaumont Hospitals and as a trustee of the Cranbrook Educational Community, where he is chairman of the audit committee. He is a member of the Board of Directors of SEMCOG (Southeastern Michigan Council of Governments). Mr. Taubman retired from the board of trustees of the Skillman Foundation in December 2012.

Qualifications, Attributes and Skills

Mr. Taubman’s qualifications for service on the Board include (i) sitting CEO of a major public company, providing critical governance and compensation insight to the Board; (ii) experience evaluating and optimizing extensive real estate assets; (iii) service as a director of a major public domestic bank; and (iv) extensive knowledge of the Company’s history.

Diana L. Taylor

Ms. Taylor became a director of the Company in April 2007. In April 2007, she joined Wolfensohn & Co., an investment banking firm, as Managing Director. From June 2003 to March 2007, Ms. Taylor served as Superintendent of Banks for the State of New York, a position to which she was appointed by Governor George Pataki. Prior to her appointment, she held a number of senior government and private sector positions, including Chief Financial Officer of the Long Island Power Authority and Vice President of KeySpan Energy. From 1980 to 1996, Ms. Taylor was an investment banker. She worked at Smith Barney, Harris Upham; Lehman Brothers; and Donaldson, Lufkin & Jenrette before joining M.R. Beal & Co. as a founding partner. She is a director of Citigroup and Brookfield Asset Management. In 2009, she also served briefly as a director of Fannie Mae and Allianz Global Investors. She was required to leave both boards when she was nominated to become a director of Citigroup. Ms. Taylor serves on several not-for-profit boards, including ACCION and the Hudson River Park Trust, both of which she chairs and Dartmouth College, the Mayo Clinic, the New York Women’s Foundation and the YMCA of Greater New York, among others. She is a member of the Council on Foreign Relations.

Qualifications, Attributes and Skills

Ms. Taylor’s qualifications for service on the Board include (i) extensive investment banking, finance and accounting experience; (ii) service as chief financial officer of a significant public utility, including ensuring costs are aligned with operations and the needs of the business without compromising service; and (iii) service as Banking Superintendent for the State of New York, providing helpful financial regulatory background for the Company’s art financing activities.

Dennis M. Weibling

Mr. Weibling became a director of the Company in May 2006. Since 2004, he has served as the Managing Director of Rally Capital, LLC, a private equity fund. Mr. Weibling currently serves as a board member and Chairman of Telesphere Networks Ltd. From October 1993 to December 2001, he served as President of Eagle River, Inc. and then as Vice Chairman of Eagle River Investments until November 2003, both being ventures of Craig McCaw. He is also a trustee of the trusts created by the estate of Keith W. McCaw. Beginning in 1995, Mr. Weibling served as a director of Nextel Partners, Inc. and Nextel Communications, Inc. until their respective mergers with Sprint Corporation in 2005 and 2006. Until 2003, he served on the board of XO Communications. Mr. Weibling currently serves as a member of the Seattle Pacific University Foundation.

Qualifications, Attributes and Skills

Mr. Weibling’s qualifications for service on the Board include (i) audit committee financial expert with extensive public accounting experience; (ii) service on and chairmanship of numerous audit committees of public and private companies; and (iii) financial and strategic experience as the managing director of a private equity firm, including investing in and growing businesses and new business lines.

Harry J. Wilson

Mr. Wilson became a director of the Company in May 2014 pursuant to the Support Agreement. Mr. Wilson has served as the Chairman and Chief Executive Officer of MAEVA Group, LLC since its founding in January 2011 and has extensive expertise in corporate restructurings, turnarounds and corporate transformations. In 2010 Mr. Wilson was the Republican nominee for New York State Comptroller. Mr. Wilson served as one of the four leaders of the Auto Task Force responsible for the Treasury’s role in the restructuring of General Motors and Chrysler. From 2003 through 2008, Mr. Wilson worked at credit investment fund Silver Point Capital, finishing his tenure there as a partner. From 1999 until 2003, Mr. Wilson worked at The Blackstone Group. Earlier in his career, Mr. Wilson worked at the private equity firm Clayton, Dubilier & Rice and in the investment banking division of Goldman, Sachs & Co. Mr. Wilson currently serves on the following boards of directors: Visteon Corporation, Youth, INC, a venture philanthropy nonprofit focused on troubled New York City youth, and The Hellenic Initiative. Mr. Wilson served on the Board of Directors of Yahoo! from May 2012 until July 2013 and on the Board of Directors of YRC Worldwide from July 2011 to March 2014. Mr. Wilson graduated with an A.B. in government, with honors, from Harvard College in 1993 and received an MBA from Harvard Business School in 1999.

Qualifications, Attributes and Skills

Mr. Wilson’s qualifications for service on the Board include (i) capital allocation strategy experience; and (ii) interaction with companies in a wide range of capacities, including serving as a director for a number of public and private companies.

SUMMARY OF THE SUPPORT AGREEMENT

On May 4, 2014, the Company and Third Point entered into the Support Agreement, for the purpose of, among other things, resolving the pending proxy contest. Under the terms of the Support Agreement, Third Point agreed to irrevocably withdraw its notice of intention to nominate the Third Point Nominees for election as directors of the Company at the Annual Meeting and to terminate its separate solicitation of proxies with respect to the Annual Meeting. The Company agreed to expand the size of the Board by three (3) to fifteen (15) total members, and appointed each of the Third Point Nominees to the Board to fill the resulting vacancies, effective as of the date of the Support Agreement. In addition, the Company agreed to nominate each of the Third Point Nominees for election to the Board at the Annual Meeting, which the parties agreed to adjourn prior to conducting any business, in order to provide stockholders with additional time to vote their shares of Sotheby’s common stock and review the disclosures contained in this Supplement.

Pursuant to the Support Agreement, in the event the named Third Point Nominees are unable to serve as directors under certain circumstances, Third Point will also have certain replacement rights, subject to the Board’s reasonable consent. Each of the Third Point Nominees has agreed to promptly resign from the Board, and Third Point’s board representation rights will expire, at such time as Third Point and its controlled affiliates cease to collectively beneficially own a “net long” position of at least 3,324,999 shares of the Company’s common stock (subject to adjustment for any stock dividends, stock splits or similar actions).

For so long as Third Point is subject to its standstill obligations under the Support Agreement, Third Point has agreed to vote all of its beneficially owned shares in favor of all of the directors nominated by the Board and in accordance with the recommendation of the Board on any other proposals or other business to come before any stockholder meeting. Third Point has agreed to abide by certain customary standstill obligations, including restrictions concerning Third Point’s ability to solicit proxies or consents or to participate in any third-party solicitations against the Company, make stockholder proposals or director nominations, acquire more than 15% of the Company’s outstanding shares (subject to certain exceptions), disparage the Company or its directors and officers, propose, participate in or seek to effect extraordinary transactions, or institute litigation against the Company or any of its directors or officers, in addition to other specified restricted activities. These standstill obligations remain in effect so long as any of the Third Point Nominees are members of the Board and for a thirty (30)-day period thereafter, and at a minimum through the date that is sixty (60) days prior to the expiration of the advance notice period for the nomination of directors applicable to the 2015 Annual Meeting of Stockholders. With respect to each succeeding annual meeting after the Annual Meeting, if Third Point and the Company agree in writing to include the Third Point Nominees (or their replacements) on the Company’s slate of director nominees for any annual meeting of Company stockholders after the Annual Meeting, the standstill obligations remain in effect through and including the date of such applicable annual meeting and if the Third Point Nominees are so elected by the stockholders as directors as part of the incumbent Board slate of nominees, then the standstill period shall further extend until the later of the sixtieth (60th) day prior to the advance notice deadline for making director nominations at the annual meeting of Company shareholders subsequent to such re-election of the Third Point Nominees to the Board, and thirty (30) days after such time as none of the Third Point Nominees are members of the Board.

Pursuant to the Support Agreement, the Third Point Nominees were offered the opportunity to serve on certain existing committees of the Board as follows: Mr. Loeb - the Executive Committee and the Nominating and Corporate Governance Committee; Mr. Reza - the Finance Committee; and Mr. Wilson - the Finance Committee and the Compensation Committee. Prior to the completion of the 2015 Annual Meeting of Stockholders, at least one of the Third Point Nominees will also have the opportunity to join each of the other existing or newly formed committees of the Board, subject to independence and other applicable requirements, including the absence of conflicts of interest. In conjunction with the Support Agreement, the Company and Third Point also entered into a confidentiality agreement to address non-public information that Third Point may receive. The Company also agreed to create a Business Strategy Committee of the Board comprised of seven (7) directors, with Mr. Domenico De Sole, the Company’s Lead Independent Director, serving as the chairman and the three (3) Third Point Nominees serving as members of the seven-person committee. The charter of the Business Strategy Committee will include reviewing and evaluating the Company’s business strategies, strategies regarding growth opportunities, marketing, sales, operations, expense management, and the use of all technology in the business. The Board expects the Business Strategy Committee to report to the Board within six (6) months of its first meeting.

The Third Point Nominees were, at this time, determined to meet applicable “independence” requirements under the applicable rules and regulations of the Securities and Exchange Commission, the applicable New York Stock Exchange listing standards and the Company’s stated independence standards, based on information provided by Third Point and the Third Point Nominees. According to the provided information, Mr. Reza and members of his immediate family have previously engaged, in the ordinary course of their businesses, in transactions that the Company has brokered and in which the Company has received a commission for its services, and Reza Gem SAS organized an exhibition with the Company in the fiscal year ended December 31, 2013, pursuant to which the parties entered into customary expense-sharing and fee referral arrangements in connection therewith. The foregoing were determined not to impact Mr. Reza’s independence assessment.

Third Point agreed to dismiss with prejudice the matter captioned Third Point LLC v. Ruprecht et al., C.A. No. 9469-VCP, filed in the Delaware Court of Chancery (the “Delaware Litigation”) related to the Company’s shareholder rights plan, and the parties have agreed to a mutual release of claims related to the Delaware Litigation and any actions taken in connection with the proxy contest. The Company also agreed to accelerate the expiration of its shareholder rights plan to the date of the completion of the Annual Meeting. Pursuant to the terms of the Support Agreement, the Company agreed to reimburse Third Point for its documented out-of-pocket expenses incurred in connection with the nomination of the Third Point Nominees, the related solicitation, the Delaware Litigation and other activities, up to an aggregate amount of $10 million.

THE COMPANY HAS FILED THE SETTLEMENT AGREEMENT AS AN EXHIBIT TO A CURRENT REPORT ON FORM 8-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 7, 2014. THE DESCRIPTION OF THE SUPPORT AGREEMENT IN THIS SUPPLEMENT IS QUALIFIED BY THE FULL TEXT OF THE SUPPORT AGREEMENT.

YOUR VOTE IS IMPORTANT. THE BOARD OF DIRECTORS ASKS YOU TO COMPLETE, SIGN AND RETURN THE ENCLOSED NEW PROXY CARD, OR OTHERWISE VOTE VIA THE INTERNET OR BY TELEPHONE FOLLOWING THE INSTRUCTIONS ON YOUR PROXY CARD SO THAT YOUR VOTE MAY BE COUNTED, EVEN IF YOU PLAN ON ATTENDING THE ANNUAL MEETING.

By Order of the Board of Directors

William F. Ruprecht
Chairman, President and Chief Executive Officer

P R O X Y

THIS PROXY IS SOLICITED ON BEHALF OF THE SOTHEBY’S BOARD OF DIRECTORS FOR THE RECONVENED ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 29, 2014

The undersigned hereby appoints each of WILLIAM F. RUPRECHT and PATRICK S. MCCLYMONT attorneys, with full power of substitution, to represent the undersigned at the reconvened annual meeting of stockholders of Sotheby’s, on May 29, 2014 at the office of Sotheby’s, 1334 York Avenue, New York, New York, at 11:00 a.m., Eastern time, and at any adjournment or postponement thereof, and to vote at such meeting the shares of common stock that the undersigned would be entitled to vote if personally present in accordance with the following instructions and to vote in their judgment upon all other matters that may properly come before the meeting and any adjournment or postponement thereof.

If at least one of the above-named Proxies shall be present in person or by substitution at such meeting or at any adjournment or postponement thereof, said Proxy or Proxies, as the case may be, so present and voting, either in person or by substitution, shall exercise all of the powers hereby given. The undersigned hereby revokes any proxy heretofore given to vote at such meeting.

(Continued and to be SIGNED and dated on the reverse side.)

▲ TO VOTE BY MAIL, PLEASE DETACH HERE ▲

Proposals - The Board of Directors recommends a vote FOR all director nominees listed below and FOR Proposals 2 and 3.					Please mark vote as indicated in this example	☒

1. Election of Directors:			FOR ALL	WITHHOLD ALL	FOR ALL EXCEPT
01 John M. Angelo	06 Daniel S. Loeb	11 Marsha E. Simms	☐	☐	☐
02 Jessica M. Bibliowicz	07 Daniel Meyer	12 Robert S. Taubman	(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “For All Except” box and write the name of the nominee(s) on the following line.)
03 Kevin C. Conroy	08 Allen Questrom	13 Diana L. Taylor
04 Domenico De Sole	09 Olivier Reza	14 Dennis M. Weibling
05 The Duke of Devonshire	10 William F. Ruprecht	15 Harry J. Wilson

	FOR	AGAINST	ABSTAIN
2. Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2014.	☐	☐	☐
	FOR	AGAINST	ABSTAIN
3. Approval, on an advisory basis, of the 2013 compensation of the company’s named executive officers.	☐	☐	☐

If no direction is given, the shares represented by this Proxy will be voted FOR the above-listed director nominees and FOR Proposals 2 and 3. Such shares will be voted in the Proxies’ discretion on any other business that may properly come before the meeting.

Date:	, 2014

Signature

Signature (Joint Owner)

Title(s)

Please sign exactly as name appears hereon and date. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in full partnership name by authorized person.

PLEASE SIGN, DATE AND RETURN THIS CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

▲ TO VOTE BY MAIL, PLEASE DETACH HERE ▲

Your internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card by mail.

VOTE BY INTERNET: The web address is www.proxyvoting.com/BID

You will be asked to enter a CONTROL NUMBER which is located in the lower right hand corner of this form.

VOTE BY PHONE: Call Toll Free On a Touch-Tone Telephone 1-888-215-8323

—	You will be asked to enter a CONTROL NUMBER which is located in the lower right hand corner of this form.

—	You are encouraged to review each proposal and select a voting choice before you submit your proxy.

THANK YOU FOR VOTING.